UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  May 22, 2007

ATS Corporation

(Exact name of registrant as specified in its charter)

Delaware	000-51552	11-3747850
(State or other	(Commission File Number)	(IRS Employer
jurisdiction of incorporation)		Identification No.)

7915 Jones Branch Drive, McLean, Virginia		22102
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (703) 506-0088

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐                                    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                                    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                                    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                                    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02            Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On May 22, 2007, ATS Corporation (the “Company”) announced that Stuart R. Lloyd, the Chief Financial Officer of the Company, submitted his resignation, effective May 31, 2007, indicating that he needed to do so to attend to personal family matters.  The Company indicated that Mr. Lloyd’s resignation is unrelated to his work performed at the Company.

Also on May 22, 2007, the Company announced that Ms. Pamela Little, age 53, has been appointed the new Chief Financial Officer of the Company to replace Mr. Lloyd, effective June 1, 2007.  Ms. Little has been serving in the capacity of Vice President of Finance of the Company since May 4, 2007.  Prior to joining the Company, Ms. Little served as the Vice President and Chief Financial Officer of Athena Innovative Solutions, Inc. since 2005.  She served in the same capacity at ZKD, Inc. beginning in 2004 to position ZKD for acquisition, and from 2000 to 2003, she served as Vice President and Chief Financial Officer of DAI.  In her 25-year career, Ms. Little has experience in companies ranging from privately held, start-up high technology firms to large, publicly traded, multi-national professional services and government contracting firms.  Ms. Little is not a party to any transaction, or series of transactions, required to be disclosed pursuant to Item 401(d) or Item 404(a) of Regulation S-K.

Upon joining the Company, Ms. Little entered into a letter agreement with the Company, effective May 4, 2007 (the “Agreement”), pursuant to which she would serve as Senior Vice President—Finance and, in the event of cessation of employment of the then current Chief Financial Officer, as the Company’s Chief Financial Officer.  Additional terms of the Agreement provide for a base salary of $260,000, with an annual performance bonus of up to 60% of base salary at target performance and fully paid health, life and disability insurance consistent with that of other Company executives.  The Agreement further stipulated an award of 60,000 shares of restricted Company common stock, with 10,000 shares vesting immediately upon employment and the other 50,000 shares vesting equally in each of the next four anniversaries of Ms. Little’s employment.  The Agreement provides for 12 months’ severance in the case of her involuntary termination (other than upon a change in control) within three years of her date of employment, and nine months’ severance thereafter.  The severance payment would be calculated based on her then current annual base salary and a bonus component, as provided for in the Agreement.  In the event the Company is merged or purchased by a third party and the Company’s shareholders immediately prior to the transaction retain less than 50% of the surviving entity, and Ms. Little is terminated involuntarily by the acquiring entity or terminated voluntarily for “good reason,” then she would receive her then current base salary and target bonus for 12 months.  There currently is no change in the compensation arrangement between Ms. Little and the Company.  The Company plans to enter into a more detailed agreement with Ms. Little in due course.  A detailed copy of the employment arrangements between Ms. Little and the Company will be filed as an exhibit to the Company’s Form 10-Q for the quarter ended June 30, 2007.

The press release containing these announcements is filed as Exhibit 99.1 and incorporated herein by reference.

Item 9.01          Financial Statements and Exhibits

(d) Exhibits

99.1         Press Release dated May 22, 2007

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 22, 2007

ATS CORPORATION

	By:	/s/ Edward H. Bersoff
Dr. Edward H. Bersoff
Chairman, President and
Chief Executive Officer

EXHIBIT INDEX

Exhibit
Number	Description
99.1	Press Release dated May 22, 2007